                                  Exhibit 11

              ALLEGIANT PHYSICIAN SERVICES, INC. AND SUBSIDIARIES
             Statement Regarding Computation of Per Share Earnings
                For The Quarters Ended March 31, 1996 and 1995
- -------------------------------------------------------------------------------
(000s omitted except for per share data)

                                              1996      1995
                                            --------  --------
Weighted average number of common
    shares outstanding                        15,515    13,126

Add-Shares of common stock assumed issued
    upon exercise of stock options using
    the "treasury stock" method as it
    applies to the computation of primary
    earnings per share                            --        11
                                                -----     -----

Number of common and common equivalent
    shares outstanding                         15,515   13,137

Add Additional shares of common stock
    assumed issued upon exercise of stock
    options using the "treasury stock" method
    as it applies to the computation of
    fully diluted earnings per share             --         31
                                             -------- --------

Number of common and common equivalent
    shares outstanding assuming full
    dilution                                   15,515   13,168
                                             ======== ========

Net earnings (loss) for earnings (loss)
    per share                                ($2,298)     $487


Earnings (loss) per share:                    ($0.15)    $0.04





 The accompanying notes to consolidated condensed financial statements are an integral part of this exhibit.